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                        VENABLE, BAETJER AND HOWARD, LLP
                     1800 MERCANTILE BANK AND TRUST BUILDING
                                TWO HOPKINS PLAZA
                               BALTIMORE, MD 21201



                                                     December 2, 1997


Willkie Farr & Gallagher
One Citicorp Center
153 East 53rd Street
New York, New York  10022-4677

         Re:  Warburg, Pincus Managed EAFE Countries, Fund, Inc.

Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Warburg, Pincus Managed EAFE Countries Fund, Inc., a Maryland corporation (the "Acquiring Fund"), in connection with the proposed acquisition by the Acquiring Fund of all or substantially all the assets and liabilities of the Managed EAFE Countries Portfolio (the "Acquired Fund"), a portfolio of Warburg, Pincus International Fund, Inc. (the "Warburg, Pincus Institutional Fund"), a Maryland corporation, in exchange for Common Shares of the Acquiring Fund (collectively, the "Common Shares"), pursuant to an Agreement and Plan of Reorganization to be executed by the Acquiring Fund and by the Warburg, Pincus Institutional Fund on behalf of the Acquired Fund.

                  As special Maryland counsel for the Fund, we are familiar with its Charter and Bylaws. We have examined its Registration Statement on Form N-1A, Securities Act File No. 333-39075 and Investment Company Act File No. 811-08459, including the prospectus and statement of additional information contained therein, substantially in the form in which it is to become effective (the "Registration Statement"). We have further examined and relied upon a certificate of the Maryland State Department of Assessments and Taxation to the effect that the

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Willkie Farr & Gallagher
December 2, 1997
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Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland.

                  We have also examined and relied upon such corporate records of the Fund and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. We have assumed, without independent verification, the genuineness of all signatures on documents submitted to us, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.

                  Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that:

                  1. The Acquiring Fund is a corporation duly organized and validly existing and in good standing under the laws of the State of Maryland.

                  2. The Common Shares of the Acquiring Fund to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Common Shares authorized to be issued by the Acquiring Fund in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly and legally issued and will be fully paid and non-assessable.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Maryland, to federal securities or to other laws.

                  You may rely upon our foregoing opinion in rendering your opinion to the Fund that is to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.

                                              Very truly yours,

                                              Venable, Baetjer and Howard, LLP